News Release

For Immediate Release	Inquiries:	Jeanne A. Leonard
April 10, 2006		Liberty Property Trust
610/648-1704
LIBERTY PROPERTY TRUST BOARD OF TRUSTEES ADOPTS
MAJORITY VOTE STANDARD FOR ELECTION OF TRUSTEES
Malvern, PA — Liberty Property Trust (NYSE:LRY) announced today that its Board of Trustees has amended the trust’s bylaws to adopt a majority vote standard for the election of trustees in uncontested elections, beginning with the next election of trustees in May 2006. The new standard, which requires each candidate for trustee to receive a majority of the votes cast with respect to that candidate for trustee, underscores the company’s focus on corporate governance and responsiveness to shareholders.
Previously, trustees were elected under a plurality vote standard, meaning the candidates for trustee receiving the most votes would win without regard to whether those votes constituted a majority of the shares voting at the meeting. Contested elections (where there are more candidates than trustees to be elected) will continue to use the plurality vote standard. The Board of Trustees has also amended its corporate governance policies to provide that if a candidate for trustee who already serves as a trustee is not elected by a majority of the votes cast, the trustee shall offer to tender his or her resignation to the Board of Trustees. The Corporate Governance and Nominating Committee would then make a recommendation to the Board of Trustees on whether to accept or reject the resignation, or whether other action should be taken. The Board of Trustees will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.
Liberty Property Trust (NYSE:LRY) is a leading real estate company dedicated to enhancing people’s lives through extraordinary work environments. Liberty’s 64 million square foot portfolio of office and industrial properties offers exceptional locations, flexible design, thoughtful amenities, superior service, and state-of-the-art technology to the company’s 2,100 tenants. Liberty continuously increases the value of this portfolio through expert property management, marketing and development.
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